Exhibit 23.1

CONSENT OF PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2004 relating to the financial statements, which appear in Horizon Offshore, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.  We also consent to the reference to us under the heading "Experts" in such Registration statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 8, 2004